Exhibit 10.5

Development Agreement

Between Devoe Creative Corp. (Developer)

And Oxford-Northeast Ltd. (Client)

You (Client), located at 400 Rella Blvd, Suffern, NY (“You”) are hiring Devoe Creative Corp (Developer) (“We or Us”) to:

Develop and launch the ZeroVacancy.com website application (ZeroVacancy). The ZeroVacancy application will allow end users to find apartments and commercial spaces at a discount to local market rates.

For the total price of $200,000.00 as outlined in Payment Schedule below we will build and launch ZeroVacancy per the Scope of Work document (separate and below in Schedule A).

What do both parties agree to?

You: You have the authority to enter into this contract. You’ll give us the assets and information we tell you we need to complete the project. You’ll do this when we ask and provide it in the formats we ask for. You’ll review our work, provide feedback and approval in a timely manner too. Deadlines work two ways, so you’ll also be bound by dates we set together. You also agree to perform in accordance with the Payment Schedule articulated further below in this Agreement.

Us: We have the experience and ability to do everything we’ve agreed with you and we’ll do so in a professional and timely manner. We’ll endeavor to meet every deadline that’s set and maintain the confidentiality of everything you give us.

Design

We have created look-and-feel designs and flexible layouts that adapt to the capabilities of many devices and screen sizes. We may use visuals to indicate a creative direction (color, texture, and typography.)

You’ll have plenty of opportunities to review our work and provide feedback. We’ll share the company Dropbox and code repository with you and we’ll have regular bi-weekly contact.

If, at any stage, you change your mind about what you want to be delivered and are not happy with the direction our work is taking, on a material level, you’ll pay us in full for the time we’ve spent working with you until that point and amend the current contract or negotiate terms for a new contract.

Photographs

You should supply photographs of properties you intent to feature on the website in a high-resolution digital format. If you’d like us to search for photographs of real property, buildings, improvements etcetera for you, we can provide a separate estimate for that. If you choose to buy stock photographs, we can suggest stock libraries.

Development

We will develop the necessary front-end and back-end coding for this website to work on desktops, as well as Android/iOS mobile devices. This will include the development of an API (Application Programming Interface), a webapp and admin panel.

Browser Support & Testing

Browser testing no longer means attempting to make a website look the same in browsers of different capabilities or on devices with different size screens. It does mean ensuring that a person’s experience of a design should be appropriate to the capabilities of a browser or device.

We test our work in current versions of major desktop browsers including those made by Apple (Safari), Google (Chrome), Microsoft Edge and Mozilla Firefox. We’ll also test to ensure that people who use Microsoft Internet Explorer for Windows get an appropriate experience. We won’t support or test in other older browsers unless we agree separately. If you need an enhanced design for an older browser, we can provide a separate estimate for that.

Mobile Browser Testing

Mobile browser testing using popular smaller screen devices is essential in ensuring that a person’s experience of a design is appropriate to the capabilities of the device they’re using. We test our designs in the latest versions of:

iOS: Safari, Google Chrome

Android: Google Chrome on Android Emulator

We won’t test in Blackberry, Opera Mini/Mobile, specific Android devices, Windows or other mobile browsers unless we agree separately. If you need us to test using these, we can provide a separate estimate for that.

Finally we only support and test the most current versions of any browser at the time of completion, and one version prior.

Technical Support

We’re proud of making a professional and functional product. We will provide technical support (debugging), within the original Scope of Work agreed upon, for a period of 3 months (90 days) following the launch of this application. Hosting support will be provided in email form via a basic helpdesk system, with at least one engineer on call at all times, subject to a future Service Level Agreement.

For Tier 1 emergencies resulting in end-users not being able to view or interact with content (i.e. issues of crucial software malfunction), maximum response time will be 24 hours, and 48 hours for Tier 2 issues such as specific, but not crucial functions such as those that affect individual users, or functions that don’t interfere with the basic operation of the website.

Ongoing Support

When the development is concluded, you have the option to enter into a month-to-month support retainer for the cost of $2,500.00 per month. There is no contract, and you are free to migrate to either internal technical staff, or to any other development company of your choosing. We will provide the codebase, schemas, hosting information, and any other reasonable material support needed to facilitate the transfer.

Legal

We’ll carry out our work in accordance with good industry practice and at the standard expected from a suitably qualified person with relevant experience.

That said, we can’t guarantee that our work will be error-free and so we can’t be liable to you or any third-party for damages, including lost profits, lost savings or other incidental, consequential or special damages, even if you’ve advised us of them.

Your liability to us will also be limited to the amount of fees payable under this contract and you won’t be liable to us for damages, including lost profits, lost savings or other incidental, consequential or special damages.

Finally, if any provision of this contract shall be deemed unenforceable or voided for any reason then that provision shall be deemed severable from this contract and shall not affect the validity and enforceability of any remaining provisions.

Intellectual Property Rights

“Intellectual property rights” means all patents, rights to inventions, copyright (including rights in software) and related rights, trademarks, service marks, and trade names, internet domain names, rights to goodwill or rights to sue for passing off, rights in designs, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or shall subsist now or in the future in any part of the world.

First, you guarantee that all elements of text, images or other artwork you provide are either owned by you or that you have permission to use them. When you provide text, images or other artwork to us, you agree to indemnify us from any claim by a third party that we’re using their intellectual property.

We guarantee that all elements of the software development we deliver to you are either owned by us or we’ve obtained the necessary permission to use said work. Provided you’ve paid your fee(s), and this contract hasn’t been terminated, we will assign all intellectual property rights to you, and you may apply for a patent at the conclusion of our software development.

Additionally, you will have the exclusive right to the website and app. We cannot sell the app or any part thereof to anyone else. We also agree not to develop or sell any software, programs, applications or other products that could, in any way, compete with the Zero Vacancy app.

Confidential Information

“Confidential Information” means all non-public, confidential, or proprietary information of each party, including information about their respective business affairs, goods, services, materials comprising or relating to Intellectual Property rights, third-party confidential information, documents, data, forecasts, customer lists, pricing, discounts or rebates, wholesale pricing information, other information of commercial value, and the terms of this Agreement, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” in connection with this Agreement. Confidential Information does not include information: (a) in the public domain other than through a breach of this Agreement; (b) known by the receiving party before being disclosed by or on behalf of the disclosing party; (c) independently developed by the receiving party without reference to or use of, in whole or in part, any of the disclosing party’s Confidential Information; or (d) rightfully obtained by a party on a non-confidential basis from a third party.

We understand the economic value to you of your Confidential Information. With respect to Confidential Information, we agree to:

(a)       restrict disclosure of the Confidential Information solely to those employees or authorized representatives and affiliates with a “need to know” and not disclose it to any other person or entity without your prior written consent of the disclosing party;

(b)       advise those personnel who gain access to Confidential Information of their obligations with respect to the Confidential Information;

(c)       make only the number of copies of the Confidential Information necessary to disseminate the information to those personnel who are entitled to have access to it, and ensure that all confidential notices set forth on the Confidential Information are reproduced in full on such copies;

(d)       safeguard the Confidential Information with the same degree of care to avoid unauthorized disclosure as recipient uses to protect its own confidential and private information;

(e)       use any of your Confidential Information solely for the purposes of work to be performed pursuant to this Agreement.

This provision shall survive termination of the Agreement.

Payment Schedule

$20,000.00 was paid on signing of this contract

$20,000.00 upon presentation & approval of our proof-of-concept on or around Monday October 1, 2018

$160,000.00 upon complete launch of ZeroVacancy available and tested on desktop and mobile

General Provisions

Amendments. No amendment to this Agreement will be effective unless it is in a writing that references this Agreement and is signed by each party.

Expenses. Unless otherwise provided in this Agreement, each party will pay its own costs and expenses associated with the execution and its performance of this Agreement.

Publicity. Unless otherwise required by Law or as allowed in this Agreement, neither party may issue any press release, article, advertising, or other publicity relating to this Agreement, its existence, or the relationship of the parties without the prior written consent of the other party.

Relationship of the Parties. Nothing in this Agreement will be construed to create a joint venture, partnership, franchise, or business opportunity between the parties or an employee/employer or agency relationship. Each party assumes full responsibility for the actions of its employees and agents under this Agreement. Unless otherwise expressly set forth in this Agreement, neither party has any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other party, or to bind the other party to any contract, agreement, or undertaking with any Person.

Assignment and Delegation. Neither party may, under this Agreement: (a) assign its rights, including by merger, consolidation, dissolution, operation of Law, or any other manner; or (b) delegate its performance without the written consent of the other party. Any purported assignment of rights or delegation of performance in violation of this Section is void.

Force Majeure. Notwithstanding anything to the contrary in this Agreement, neither party will be liable or responsible to the other party, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent the failure or delay is caused by or results from a Force Majeure Event. Upon occurrence of a Force Majeure Event, the affected party must promptly Notify the other party of the occurrence of the Force Majeure Event, its effect on performance, how long that party expects it to last, and the measures that party is taking to eliminate or mitigate its effect. During a Force Majeure Event, the affected party must use reasonable efforts to limit damages to the other party and to resume its performance under this Agreement.

Entire Agreement. This Agreement constitutes the final, exclusive agreement between the parties with respect to its subject matter. All earlier and contemporaneous communications, negotiations, understandings, and agreements between the parties on the matters contained in this Agreement, whether written or oral, are superseded by this Agreement.

Attorneys’ Fees. If a party institutes any Action against the other party to enforce the terms and provisions in this Agreement or obtain any other remedy in respect of any breach of this Agreement, the prevailing party in the Action is entitled to receive, in addition to all other damages to which it may be entitled, the costs it incurs in connection with conducting the Action, including reasonable attorneys’ fees and expenses and court costs.

Waiver. If either party fails to require the other party to perform any term of this Agreement, that failure does not prevent the party from later enforcing that term. If either party waives the other’s breach of a term, that waiver is not treated as waiving a later breach of that term.

Signatures

Both parties agree to adhere to all relevant laws and regulations in relation to our activities under this contract and not cause the other to breach any relevant laws or regulations.

This contract stays in place and need not be renewed. If for some reason one part of this contract becomes invalid or unenforceable, the remaining parts of this contract remain in place.

Although the language is simple, the intentions are serious and this contract is a legal document to be interpreted under New York law.  Any legal action relating  to this Agreement must be brought in courts in Rockland County, New York.

This Agreement may be signed in counterpart all of which will constitute a single agreement.  Electronic delivery of a signed signature page is as effective as an original signed copy of the Agreement.

Signed by Zev Eisenberg on behalf of	Signed by Sam Eisenberg on behalf of
Devoe Creative Corp	Oxford-Northeast Ltd.

Date: 8/20/2018	Date 8/20/2018

Schedule A
Development Spec / Scope of Work

The following major software functions will be included in this contract, any additional design or programming will be estimated and contracted separately.

Desktop & Mobile Applications (iOS/Android)

1.	Administrator
a.	Add/edit/delete listings
b.	Add/edit/delete users
c.	Edit/delete applications
2.	End User
a.	Personal account management (email, password)
b.	Home page map of local listings available (zoom in / zoom out)
c.	Interstitial overlay for property attribute filter
i.	Apartments vs. commercial
ii.	Apartments: “Studio”, “1bdrm”, “2bdrm”, (or other agreed upon language)
iii.	Apartments: “Model Unit”, “Title V”, “As-Is” (or other agreed upon language)
iv.	Commercial: “Warehouse”, “Retail”, “Office” (or other agreed upon language)
v.	Commercial: “Small”, “Medium”, “Large” (or other agreed upon language)
d.	Access, via links, to other active Deadspace cities (27 at time of contract execution)
e.	MAP and LIST view of search results
f.	DETAIL view of individual listings
g.	Pre-Application process of screening potential tenants (inline form)
h.	User registration
i.	Legal: Terms & Conditions of Use for Deadspace.rent

Underlying Deliverables

1.	Setup & technology required to launch Deadspace.rent and support up to approximately 150,000 end users.
2.	Documented Source Code and related material(s)
3.	All graphic files in Vector format

Schedule B
Project Milestones

Start

August 27th, 2018

1.	Scope of work articulated
2.	Team assembled
3.	Initial wireframes/logos submitted for review

Phase 1 - Prototype

October 1, 2018

1.	Presentation of desktop prototype

Phase 2 - Midpoints

November 1, 2018

1.	Functioning Desktop 1.0 Complete (all functions operational)

December 1, 2018

1.	Functioning Mobile Application 1.0 Complete (Android/iOS)

Subsequent testing in preparation for launch

Phase 3 - Full Launch

Feb 1, 2019

1.	Second Test Launch

April 15, 2019

1.	Full / Final Launch